UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2008
Date of Report (Date of earliest event reported)

RANCHO SANTA MONICA DEVELOPMENTS INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51376	83-0414306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3104 Sunnyhurst Road North Vancouver, BC, Canada	V7K 2G3
(Address of principal executive offices)	(Zip Code)

(604) 537-5905
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27th, 2008, Rancho Santa Monica Developments Inc. (the “Company”), entered into a Consulting Agreement with De Cotiis Group Windsor Holdings Ltd. whereby the  Consultant will be paid by the Company at the date of signing and first advance of funds to the Company, a fee of ten per cent (10%) cash of any funds raised and or invested in the Company by a Consultant source, introduction or third party introduction company, during the term of the Agreement and for 3 years after expiry of this agreement. The Consultant will be paid at the date of signing by the Company of a third party agreement, a fee of ten per cent (10%) of the purchase price or market value of any acquisition, Joint Venture, or merger by or involving the Company, provided the third party involved in this transaction was introduced to Company or notified of the Company’s business objectives by the Consultant or a third party introduction derived from the Consultant during the term of the Agreement and for 3 years after expiry of this agreement. The Consultant will be paid at the date of signing by the Company of a third party Agreement, a fee of ten per cent (10%) of the total value of any new contracts brought to the Company by Consultant, during the term of the Agreement and for 3 years after expiry of this agreement.   The Consultant will be reimbursed for all approved expenses for work done on behalf of the company.  The Company will grant to the Consultant irrevocable stock options exercisable for a period of five years from the date of the funds being raised or value of the transaction arising from the Consultant. The amount of stock options will be 10% of the funds being raised or value of the transaction at whichever is lower, $0.70 or 20% below share stock market, price per share of the Company commencing June 18, 2008.

ITEM 4.02 OTHER EVENTS

Not Applicable

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired: Not applicable.

(b)	Pro Forma financial information: Not applicable.

(c)	Exhibits

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANCHO SANTA MONICA DEVELOPMENTS INC.

Date June 30th , 2008

By:
/s/ GRAHAM ALEXANDER
GRAHAM ALEXANDER
President and Chief Executive Officer